CommScope, Inc. Subsidiaries


CommScope, Inc. of North Carolina
Incorporated:  North Carolina

Cable Transport, Inc.
Incorporated: North Carolina

CommScope Foreign Sales, Inc.
Incorporated: Barbados

CommScope International, Inc.
Incorporated:  Delaware